                                                                     Exhibit 5.1

May 27, 1998


Echo Bay Mines Ltd.
1210 ManuLife Place
10180 -- 101 Street
Edmonton, Alberta T5J 3S4
CANADA

Dear Sirs:

Re:    Echo Bay Mines Ltd.
       Registration of Common Shares
       in Registration Statement on Form S-3

       We have acted as Canadian counsel on behalf of Echo Bay Mines Ltd. (the "Corporation") in respect of the registration for resale by the selling shareholder of an aggregate of 1,237,114 common shares (the "Common Shares") issued by the Corporation described in a registration statement (the "Registration Statement") on Form S-3 of the Corporation, and in a prospectus forming a part thereof (the "Prospectus"), filed on the date hereof with the Securities and Exchange Commission, and in such capacity are familiar with all proceedings taken or to be taken by the Corporation in respect of the authorization, registration and issuance of the Common Shares.

       This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the "1933 Act").

       We have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments, have made such inquiries as to questions of fact of officers and representatives of the Corporation and have made such examinations of law as we have deemed necessary or appropriate for purposes of giving the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the legal capacity of natural persons, the conformity with the originals of all documents submitted to us as facsimiles and copies and the veracity of all information contained in such documents.

       This opinion is limited to the laws of the Province of Alberta and the federal laws of Canada applicable therein. We neither express nor imply any opinion as to the laws of any other jurisdiction.

       Based and relying upon, and subject to the foregoing as of the date hereof, we are of the opinion that:

       1. The issuance and sale by the Corporation of the Common Shares being resold in the Registration Statement have been duly and validly authorized by all necessary corporate action of the Corporation.

       2. The Common Shares upon resale will be legally issued, fully paid and nonassessable.

       We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement which will be filed with the Securities and Exchange Commission in respect of the Common Shares and to the reference to our name in such prospectus under the headings "Enforcement of Certain Civil Liabilities," and "Legal Matters." In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules of the Securities and Exchange Commission thereunder.

Yours truly,


/s/Milner Fenerty